Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

THE CHEMOURS COMPANY

(a Delaware corporation)

i

ii

ARTICLE VIII

AMENDMENTS

iii

AMENDED AND RESTATED BYLAWS

OF

THE CHEMOURS COMPANY

(a Delaware corporation)

ARTICLE I

OFFICES

Section 1.01 Registered Office. The address of the registered office of The Chemours Company (the “Corporation”) in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 1.02 Other Offices. The Corporation may also have offices at such other places within or without the State of Delaware as the board of directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II

MEETINGS of the STOCKHOLDERS

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. The Board may postpone, reschedule or cancel any annual meeting previously scheduled by the Board.

Section 2.03 Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board and shall be called by the Secretary at the request in writing of the holders of record of at least twenty-five percent (25%) of the outstanding stock of the Corporation entitled to vote thereat and proposing a proper matter for stockholder action in accordance with the Delaware General Corporations Law (“DGCL”). A request to the Secretary shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth, for each stockholder requesting the meeting, the information required to be in a stockholder’s notice pursuant to Section 2.11(b), Section 2.11(c) or Section 2.11(e) of this Article II, as applicable. The Board may postpone, reschedule or cancel any special meeting called by a resolution approved by the Board.

The special meeting shall be held not more than ninety (90) days after a proper request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the business proposed to be brought before the special meeting by stockholders is not a proper subject for stockholder action under applicable law or (ii) the Board has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board determines in good faith that the business of such annual meeting includes (among any other matters properly brought before the annual meeting) the business specified in the request. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board, in its discretion, may cancel the special meeting.

Business transacted at all special meetings shall be limited to the matters specifically stated in the Corporation’s notice of special meeting (or any supplement thereto). Business transacted at a special meeting requested by the stockholders shall be limited to the matters described in the request for a special meeting (or any supplement thereto); provided, however, that nothing herein shall prohibit the Board from submitting additional matters to stockholders at any such special meeting.

Special meetings shall be held within or without the State of Delaware, as the Board shall designate.

Section 2.04 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 2.05 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the place, if any, date, hour, and means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless otherwise required by law) to every stockholder entitled to vote at the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed (including by electronic transmission in accordance with applicable law) to the stockholders at their address appearing on the books of the Corporation. Any stockholder may waive notice of any meeting, either before or after the meeting. The attendance of any stockholder at any meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The Secretary shall prepare, or have prepared, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) or these Bylaws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.08, until a quorum shall be present or represented.

Section 2.08 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting in accordance with the requirements of Section 2.05 shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.09 Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer, or, in his or her absence or inability to act, the person whom the Board shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants. The chair shall have the power to adjourn any meeting of the stockholders from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Section 2.10 Voting; Proxy. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 2.04, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in this Section 2.10. The Board, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Except as provided in Section 3.03, directors shall be elected by a majority of the votes cast at the annual meeting of stockholders. Directors need not be stockholders. Notwithstanding the foregoing, in the instance where the Secretary has received a notice in accordance with these Bylaws that a stockholder has nominated a person for election to the Board at any time prior to any meeting of the stockholders or at such meeting, then the directors shall be elected by a plurality of the votes cast at the annual meeting of stockholders. For purposes of this Section 2.10, a “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.

Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder by proxy filed with the Secretary before or at the time of the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless such proxy provides for a longer period.

Section 2.11 Advance Notice of Stockholder Nominations and Proposals.

(a) Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof, or (iii) otherwise properly brought before an annual meeting by a stockholder who: (A) is a stockholder of record of the Corporation at the time such notice of meeting is delivered and at the time the notice required hereunder is delivered to the Secretary, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures and disclosure requirements set forth in this Section 2.11. In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.11(a) or Section 2.11(c) below, as applicable, in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board. To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day that is within 30 days before or after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, not later than the close of business on the tenth (10th) day following the date of Public Disclosure of the date of such meeting. In no event shall any adjournment or postponement of an annual meeting, or the Public Disclosure thereof, commence a new notice time period (or extend any notice time period). For purpose of timely notice at the 2016 annual meeting of stockholders of the Corporation, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on February 1, 2016, nor earlier than the close of business on January 2, 2016.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board whether at an annual meeting or a properly called special meeting of stockholders, a Proposing Stockholder’s notice to the Secretary shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) (A) the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee and any affiliates or associates of such nominee (if any) and (B) a description of any agreement, arrangement or understanding of the type described in clause (vi)(D) of this section, but as it relates to each such nominee rather than the Proposing Stockholder, (iv) (A) if any such nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company, a detailed description of such agreement, arrangement or understanding and its terms or of any such compensation received and (B) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board as may be in place at any time and from time to time, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Company which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder or any of its affiliates or associates with respect to shares of stock of the Company, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the election of the nominee and/or otherwise to solicit proxies from stockholders in support of such election and (G) and, with respect to (B), (C) and (D) above, a representation that the Proposing Stockholder will promptly notify the Company in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(c) Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting or properly called special meeting, as the case may be: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) a description of all agreements, arrangements, or understandings between or among such Proposing Stockholder, or any affiliates or associates of such Proposing Stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such Proposing Stockholder or any affiliates or associates of such Proposing Stockholder, in such business, including any anticipated benefit therefrom to such Proposing Stockholder, or any affiliates or associates of such Proposing Stockholder and (iv) the information required by Section 2.11(b)(vi) above.

(d) Proxy Rules. The foregoing notice requirements of Section 2.11(c) shall be deemed satisfied by a stockholder with respect to inclusion in the proxy statement referenced below of a proposal with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present such proposal at an annual meeting in compliance with Rule 14(a)-8 of the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (x) by or at the direction of the Board or any committee thereof (or stockholders pursuant to Section 2.03 above) or (y) provided that the Board (or stockholders pursuant to Section 2.03 above) has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.11 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.11. If the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 2.10 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or Public Disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of a special meeting, or the Public Disclosure thereof, commence a new time period (or extend any notice time period).

(f) Effect of Noncompliance. Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in this Section 2.11, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or special meeting pursuant to this Section 2.11 does not provide the information required under this Section 2.11 to the Corporation in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(g) For purposes of this Section 2.11:

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ii) “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.12 Inspectors at Meetings of Stockholders. The Board, by resolution, the Chair or Chief Executive Officer, in advance of any meeting of stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law, and shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.02 Number; Term of Office. The number of directors of the Corporation shall be fixed from time to time by resolution of the Board but shall not be less than six (6) nor more than twelve (12). Except as otherwise provided in the Corporation’s Certificate of Incorporation, each director shall serve until the annual meeting of stockholders for the year in which his or her term expires and until a successor is duly elected and qualified, or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Subject to the terms of any one or more series of Preferred Stock entitled to elect directors, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board shall be filled solely by a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A director appointed to fill a vacancy on the Board shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign from the Board or any committee thereof at any time by notice given in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary of Corporation and, in the case of any committee, to the chair of such committee. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified, and acceptance of such resignation shall not be necessary to make it effective.

Section 3.05 Reserved.

Section 3.06 Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary for services as a director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for services as committee members.

Section 3.07 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board or its chair.

Section 3.08 Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the chair or the Chief Executive Officer at least twenty-four (24) hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the chair or the Chief Executive Officer in like manner and on like notice on the written request of a majority of the directors.

Section 3.09 Telephone Meetings. Unless otherwise provided in the Certification of Incorporation or the Bylaws, the Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10 Adjourned Meetings. A majority of the directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11 Notices. Subject to Section 3.08, Section 3.10 and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.12 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

Section 3.13 Organization. At each meeting of the Board, or any committee thereof, the chair, or in his or her absence, another director selected by the Board or the committee, as applicable, shall preside. Except as provided below, the Secretary shall act as secretary at each meeting of the Board and of each committee thereof. If the Secretary is absent from any meeting of the Board or any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 3.14 Quorum of Directors. The presence of a majority of the Board or any Board committee shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board or committee, as applicable.

Section 3.15 Action By Majority Vote. Except as otherwise expressly required by these Bylaws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.16 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with applicable law.

Section 3.17 Interested Directors; Quorum.

(a) No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors of the Corporation is a director or officer, or has a financial interest, shall be void or voidable, because the director is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because such director’s vote is counted for such purpose, if:

(i) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested Directors be less than a quorum;

(ii) the material facts as to such director’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee thereof, or the stockholders; and

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 3.18 Committees of the Board. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed for trading, if a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to this Article III. Notwithstanding anything to the contrary contained in this Article III, any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

ARTICLE IV

OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board may appoint such other officers as it may deem appropriate. Any two or more offices may be held by the same person. Officers may, but need not, be directors or stockholders of the Corporation. The salaries of all officers shall be fixed by the Board.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier death, resignation or removal. The Board may remove any officer at any time with or without cause by the majority vote of the members of the Board.

Section 4.03 Resignation. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.

Section 4.04 Vacancies. A vacancy occurring in any office shall be filled in the same manner as provide for the election or appointment to such office.

Section 4.05 Chief Executive Officer; President. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

Section 4.06 Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

Section 4.07 Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.08 Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Corporation, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Corporation, and shall perform such other duties as may be assigned by the Board.

Section 4.09 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.

Section 4.10 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, any President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.11 Chair of the Board. The Board, in its discretion, may choose a Chair (who shall be a director but need not be elected as an officer). The Chair of the Board shall preside at all meetings of the stockholders, the Board. The Chair of the Board shall perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the chair, any vice chair, the president or any vice president, and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.03 Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destructions and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation or the transfer agent or registrar against any claim that may be made against them.

Section 5.05 Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 5.06 Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal of the Corporation shall be in such form as shall be approved by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board.

Section 6.02 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall end on December 31.

Section 6.03 Contracts. Except as otherwise provide in these Bylaws, the Board may authorize any officer or officers to enter into any contract or to execute or deliver any instrument on behalf of the Corporation and such authority may be general or limited to specific instances. Any officer so authorized may, unless the authorizing resolution otherwise provides, delegate such authority to one or more subordinate officers, employees or agents, and such delegation may provide for further delegation.

Section 6.04 Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make such designation.

Section 6.05 Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 3.16), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

Section 6.06 Conflict With Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification of Directors and Officers.

(a) Each person who is or was a director or officer of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation as of right to the full extent permitted by the DGCL against any liability, cost or expense asserted against such director or officer and incurred by such director or officer by reason of the fact that such person is or was a director or officer. The right to indemnification conferred by this Section 7.01 shall include the right to be paid by the Corporation the expenses incurred in defending in any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Corporation of such undertakings as might be required of an indemnitee by the DGCL.

(b) In any action by an indemnitee to enforce a right to indemnification hereunder or by the Corporation to recover advances made hereunder, the burden of proving that the indemnitee is not entitled to be indemnified shall be on the Corporation. In such an action, neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination that indemnification is proper, nor a determination by the Corporation that indemnification is improper, shall create a presumption that the indemnitee is not entitled to be indemnified or, in the case of such an action brought by the indemnitee, be a defense thereto. If successful in whole or in part in such an action, an indemnitee shall be entitled to be paid also the expense of prosecuting or defending same. The Corporation may, but shall not be obligated to, maintain insurance at its expense, to protect itself and any such person against any such liability, cost or expense.

ARTICLE VIII

AMENDMENTS

These Bylaws may be amended, altered, changed, adopted and repealed or new bylaws adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.